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                                                                   EXHIBIT 15(D)

                         SHAREHOLDER SERVICE AGREEMENT

                   With Respect to Horizon Service Shares of
                          PACIFIC HORIZON FUNDS, INC.
                         125 W. 55th Street, 11th Floor
                           New York, New York  10019


Ladies and Gentlemen:

  We wish to enter into this Shareholder Service Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own Horizon Service Shares of our Prime, Treasury, Treasury Only, Government, Horizon Tax-Exempt Money, or California Tax-Exempt Money Market or Prime Value Funds (the "Funds"). The terms and conditions of this Agreement are as follows:*

        1. You agree to provide the following support services to Clients who may from time to time beneficially own Horizon Service Shares: (i) aggregating and processing purchase and redemption requests for Horizon Service Shares from Clients and placing net purchase and redemption orders with our distributor; (ii) providing Clients with a service that invests the assets of their accounts in Horizon Service Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in Horizon Service Shares; (v) arranging for bank wires; (vi) responding to Client inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Horizon Service Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semiannual financial statements and dividend, distribution and tax notices) to Clients; (ix) forwarding to Clients proxy statements and proxies containing any proposals regarding this Agreement or the Shareholder Services Plan related hereto; and (x) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

        2. We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws





____________________

* Services may be modified or omitted in the particular case and items renumbered.

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    governing, among other things, the conduct of activities by Federally chartered and supervised banks and other banking organizations. As such, you are restricted in the activities you may undertake and for which you may be paid and, therefore, you will perform only those activities which are consistent with your statutory and regulatory obligations. You will act solely as agent for, upon the order of, and for the account of, your Clients.

        3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide such services to Clients.

        4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or Horizon Service Shares except those contained in our then current prospectuses for such shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

        5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Horizon Service Shares by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

        6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .25 of 1% of the average daily net asset value of the Horizon Service Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients Shares"), which fee will be computed daily and payable monthly. By your written acceptance of this Agreement, you agree to and do waive such portion of the fee payable under this Section 6 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to your Clients does not exceed the income to be





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    accrued to your Clients Shares on that day.  For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Horizon Service Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further we may, in our discretion and without notice, suspend or withdraw the sale of Service Shares, including the sale of such shares to you for the account of any Client or Clients.

        7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law. You will be responsible for promptly reporting to us and our Board of Directors any potential or existing conflicts with respect to the investments of your customers in the Funds.

        8. We may enter into other similar Shareholder Service Agreements with any other person or persons without your consent.

        9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us: (ii) the compensation payable to you hereunder, together with any other compensation payable to you by Clients in connection with the investment of their assets in the Funds, will be disclosed by you to your Clients, will be authorized by your Clients and will not result in an excessive or unreasonable fee to you; (iii) you will not advertise or otherwise promote your Client accounts primarily as a means of investing in Horizon Service Shares or establish or maintain Client accounts for the primary purpose of investing in Horizon Service Shares; (iv) in the event an





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    issue pertaining to this Agreement or our Shareholder Services Plan related hereto is submitted for shareholder approval, you will vote any Horizon Service Shares held for your own account in the same proportion as the vote of the Horizon Service Shares held for your Clients' benefit: and (v) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by such law.

        10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until October 31, 1990, and thereafter will continue automatically for successive annual periods ending on October 31 provided such continuance is specifically approved at least annually by us in the manner described in Section 13. This Agreement is terminable with respect to the Horizon Service Shares of any Fund without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13) or by you upon notice to the other party hereto.

        11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

        12. This Agreement shall be construed in accordance with the laws of the internal laws of New York without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

        13. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Horizon Service Shares or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

    If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address first stated above.

                           (SIGNATURE LINES OMITTED)





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